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                             ARTICLES SUPPLEMENTARY

                                       OF

                            KIMCO REALTY CORPORATION

         Kimco Realty Corporation, a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with Article IV.D. of the charter of the Corporation, including these Articles Supplementary (the "Charter"), the Board of Directors, at a meeting held on January 13, 1998, adopted resolutions reclassifying 700,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as a separate class of stock, 7.5% Class D Cumulative Convertible Preferred Stock, par value $1.00 per share ("Class D Preferred Stock"), and reclassifying 700,000 shares (the "Class D Excess Shares") of Preferred Stock (as defined in the Charter) as a separate class of stock, Class D Excess Preferred Stock, par value $1.00 per share ("Class D Excess Preferred Stock"), each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption set forth below:

         7.5% Class D Cumulative Convertible Preferred Stock

A.       Certain Definitions.

         Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Charter in respect of the Class D Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Class D Preferred Stock or Class D Excess Preferred Stock by a Person who is or would be treated as an owner of such Class D Preferred Stock or Class D Excess Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         Beneficiary. The term "Beneficiary" shall mean the beneficiary of the Trust as determined pursuant to subparagraph (11)(e)(1) of paragraph (G) below.

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         Business Day. The term "Business Day" shall mean any day, other than a
Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.


         Class A Preferred Stock. The term "Class A Preferred Stock" shall mean the 7 3/4% Class A Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

         Class B Preferred Stock. The term "Class B Preferred Stock" shall mean the 8 1/2% Class B Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

         Class C Preferred Stock. The term "Class C Preferred Stock" shall mean the 8 3/8% Class C Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

         Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         Common Stock. The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

         Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Class D Preferred Stock or Class D Excess Preferred Stock by a Person who is or would be treated as an owner of such Class D Preferred Stock or Class D Excess Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         Conversion Price. The term "Conversion Price" shall mean a conversion price of $402.50 per share of Common Stock, subject to adjustment as set forth in paragraph E.

         Depositary Shares. The term "Depositary Shares" shall mean the Depositary Shares each representing 1/10 of a share of Class D Preferred Stock.

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         Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

         Dividend Period. The term "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date, and thereafter each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.


         Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Class D Preferred Stock are first issued by the Corporation.

         Junior Stock. The term "Junior Stock" shall mean, as the case may be,
(i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Class D Preferred Stock shall have been so paid or declared and set apart for payment or (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Class D Preferred Stock shall have received the entire amount to which such Class D Preferred Stock is entitled upon such liquidation, dissolution or winding up.

         IRS. The term "IRS" shall mean the United States Internal Revenue Service.

         Liquidation Preference. The term "Liquidation Preference" shall mean $250.00 per share of Class D Preferred Stock, plus any accumulated, accrued and unpaid dividends.

         Market Price. The term "Market Price" shall mean the price of the Class D Preferred Stock (i) as determined by multiplying by ten the last reported sales price of the Depositary Shares reported on the New York Stock Exchange ("NYSE") on the trading day immediately preceding the relevant date or, (ii) if the Depositary Shares are not then traded on the NYSE, as determined by the last reported sales price of the Depositary Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Depositary Shares may be traded, or (iii) if the Depositary Shares are not then traded over any exchange or quotation system, as determined in good faith by the Board of Directors of the Corporation.

         Ownership Limit. The term "Ownership Limit" shall mean not more than 9.8% of the outstanding shares of Preferred Equity Stock.

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         Parity Stock. The term "Parity Stock" shall mean, as the case may be,
(i) any class or series of stock of the Corporation which is entitled to receive payment of dividends on a parity with the Class D Preferred Stock or (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Class D Preferred Stock. The term "Parity Stock" shall include the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock.

         Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Class D Preferred Stock or any interest therein, provided that such ownership by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

         Preferred Equity Stock. The term "Preferred Equity Stock" shall mean shares of stock that are either Class D Preferred Stock or Class D Excess Preferred Stock.

         Press Release. The term "Press Release" shall mean the press release issued pursuant to subparagraph (1) of paragraph (D).

         Purported Beneficial Transferee. The term "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Class D Excess Preferred Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Class D Preferred Stock if such Transfer had been valid under subparagraph (1) of paragraph (G) below.

         Purported Record Transferee. The term "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Class D Excess Preferred Stock, the record holder of the Preferred Equity Stock if such Transfer had been valid under subparagraph (1) of paragraph (G) below.

         REIT. The term "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

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         Record Date. The term "Record Date" shall mean the date designated by the Board of Directors of the Corporation at the time a dividend is declared; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than thirty (30) days nor less than ten (10) days prior to such Dividend Payment Date.

         Redemption Date. The term "Redemption Date" shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

         Redemption Shares. The term "Redemption Shares" shall mean such number of shares of Common Stock into which Class D Preferred Stock is convertible at the Conversion Price as of the opening of business on the Redemption Date.

         Senior Stock. The term "Senior Stock" shall mean, as the case may be,
(i) any class or series of stock of the Corporation created after the Initial Issue Date in accordance with subparagraph (1) of paragraph (F) ranking senior to the Class D Preferred Stock in respect of the right to receive dividends or
(ii) any class or series of stock of the Corporation created after the Initial Issue Date in accordance with subparagraph (1) of paragraph (F) ranking senior to the Class D Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

         Trading Day. The term "Trading Day" shall mean any day on which the securities in question are traded on the NYSE.

         Transfer. The term "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Preferred Equity Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Preferred Equity Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Preferred Equity Stock), and whether by operation of law or otherwise.

         Trust. The term "Trust" shall mean the trust created pursuant to subparagraph (11)(a) of paragraph (G).

         Trustee. The term "Trustee" shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

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B.       Dividends.

         1. The record holders of Class D Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation, out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation in cash at the rate per share equal to the greater of (i) $18.75 per annum or (ii) the cash dividends (determined on each Dividend Payment Date referred to in subsection (2) of this paragraph (B)) on the shares of Common Stock (or portion thereof) into which a share of the Class D Preferred Stock is convertible, plus $0.275 per quarter.

         2. Dividends on shares of Class D Preferred Stock shall accrue and be cumulative from the Initial Issue Date. Dividends shall be payable quarterly in arrears when and as declared by the Board of Directors of the Corporation on January 15, April 15, July 15 and October 15 of each year (each, a "Dividend Payment Date"), commencing, with respect to the period commencing on the Initial Issue Date and ending on June 30, 1998, on July 15, 1998. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Class D Preferred Stock for each full Dividend Period shall be computed by dividing by four (4) the annual dividend rate set forth in subparagraph (1) of this paragraph (B) above. Dividends payable in respect of the first Dividend Period and any subsequent Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Class D

Preferred Stock as their names shall appear on the stock transfer records of the Corporation at the close of business on the Record Date for such dividend. Dividends in respect of any past Dividend Periods that are in arrears may be declared and paid at any time to holders of record on the Record Date therefor. Any dividend payment made on shares of Class D Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due which remains payable. Upon issuance, the Class D Preferred Stock will rank on parity as to dividends with the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock.

         3. If any shares of Class D Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any other class or series of Preferred Stock ranking junior to or on a parity with the Class D Preferred Stock as to dividends for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Class D Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are

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not paid in full (or a sum sufficient for such full payment is not so set apart)
upon the shares of the Class D Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to dividends with the Class D Preferred Stock, all dividends declared upon the shares of the Class D Preferred Stock and any other such class or series of Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Class D Preferred Stock and such class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Class D Preferred Stock and such class or series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class D Preferred Stock which may be in arrears.

         4. Except as provided in subparagraph (3) of this paragraph (B), unless full cumulative dividends on the Class D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in common stock or other stock ranking junior to the Class D Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the affairs of the Corporation) shall be declared or paid or set apart for payment or other distribution shall be declared or made upon any Junior Stock or Parity Stock nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Class D Preferred Stock as to dividends and upon liquidation, dissolution or winding up).

         5. Notwithstanding anything contained herein to the contrary, no dividends on shares of Class D Preferred Stock shall be authorized or declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such declaration or payment shall be restricted or prohibited by law.

         6. Notwithstanding anything contained herein to the contrary, dividends on the Class D Preferred Stock, if not paid on the applicable Dividend Payment Date, will accrue whether or not dividends are authorized or declared for such Dividend

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Payment Date, whether or not the Corporation has earnings and whether or not there are funds legally available for the payment of such dividends.

         7. If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Class D Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Class D Preferred Stock for the year bears to the Total Dividends.

C.       Distributions Upon Liquidation, Dissolution or Winding Up.

         1. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any class or series of stock ranking senior to the Class D Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, but before any distribution or payment shall be made to the holders of any class or series of stock ranking junior to the Class D Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Class D Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors of the Corporation in the amount of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

         2. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Class D Preferred Stock and the corresponding amounts payable on each class or series of stock ranking on a parity with the Class D Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Class D Preferred Stock and

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all such stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Upon issuance, the Class D Preferred Stock will rank on parity with the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation. Neither the consolidation or merger of the Corporation into or with another corporation or corporations nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (C).

D.       Redemption by the Corporation.

         1. The Class D Preferred Stock may be redeemed for Redemption Shares, in whole or from time to time in part, on any date on or after the third anniversary of the Initial Issue Date (or if such date is not a Business Day, on the first Business Day after such date) at the option of the Corporation if for any 20 Trading Days within any period of 30 consecutive Trading Days, including the last Trading Day of such period, the average closing price per share of the Common Stock exceeds 12% of the Conversion Price. In order to exercise its redemption option, the Corporation shall issue a press release announcing the redemption (the "Press Release") prior to the opening of business on the fifth Trading Day after the condition in the preceding sentence has, from time to time, been met. The Press Release shall announce the redemption and set forth the number of shares of Class D Preferred Stock that the Corporation intends to redeem. The redemption date shall be selected by the Corporation, shall be specified in the notice of the redemption and shall not be less than 30 days or more than 60 days after the date on which the Corporation issues the Press Release (the "Redemption Date").

         2. Upon any redemption of the Class D Preferred Stock, the Corporation shall pay in cash any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the redemption Date. If the Redemption Date falls after a Record Date and prior to the corresponding Dividend Payment Date, then each holder of Class D Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such shares of Class D Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of such shares of Class D Preferred Stock before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Class D Preferred Stock to be redeemed or on the shares of Common Stock issued upon such redemption.


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         3. If the Corporation shall redeem shares of Class D Preferred Stock pursuant to subparagraph (1) of this paragraph (D), notice of such redemption shall be given not more than five Business Days after the date on which the Corporation issues the Press Release to each holder of record of the shares of Class D Preferred Stock to be redeemed. Notice shall be by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Class D Preferred Stock to be redeemed at their respective addressees as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class D Preferred Stock except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Class D Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Conversion Price; (iii) the number of shares of Class D Preferred Stock to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered in exchange for certificates evidencing the Redemption Shares; and (v) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date.

         4. Notice having been published or mailed in accordance with subparagraph (3) of this paragraph (D), from and after the Redemption Date (unless the Corporation shall fail to make available a number of shares of Common Stock or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Class D Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Class D Preferred Stock of the Corporation shall cease (except the rights to receive the shares of Common Stock and cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide Common Stock and cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, or in Baltimore, Maryland and that has, or is an affiliate of a bank

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or trust company that has, a capital and surplus of a least $50,000,000, Common
Stock and any cash necessary for such redemption, in trust, with irrevocable instructions that such Common Stock and cash be applied to the redemption of the shares of Class D Preferred Stock so called for redemption. At the close of business on the Redemption Date, each holder of shares of Class D Preferred Stock to be redeemed (unless the Corporation defaults in the delivery of the Common Stock or cash payable on such Redemption Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such shares of Class D Preferred Stock is to be redeemed, regardless of whether such holder has surrendered the certificates representing the shares of Class D Preferred Stock. No interest shall accrue for the benefit of the holder of shares of Class D Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         5. As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares of Class D Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares of Class D Preferred Stock shall be exchanged for certificates representing shares of Common Stock and any cash (without interest thereon) for which such shares of Class D Preferred Stock have been redeemed. In case of redemption of less than all shares of Class D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation that will not result in the issuance of any Class D Excess Preferred Stock. If fewer than all the shares of Class D Preferred Stock represented by any certificate are redeemed, than new certificates representing the unredeemed shares of Class D Preferred Stock shall be issued without cost to the holder thereof.

         6. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the redemption of Class D Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon redemption of Class D Preferred Stock, the Corporation shall pay to the holder of the shares of Class D Preferred Stock which were mandatorily converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a

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reasonable manner prescribed by the Board of Directors at the close of business on the Redemption Date).

         7. Unless full cumulative dividends on all shares of Class D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of any Class D Preferred Stock shall be redeemed unless all outstanding shares of Class D

Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Class D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Class D Preferred Stock, and, unless full cumulative dividends on all outstanding shares of Class D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Class D Preferred Stock (except by conversion into or exchange for stock of the Corporation ranking junior to the Class D Preferred Stock as to dividends and upon liquidation, dissolution or winding up).

         8. All shares of Class D Preferred Stock redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued shares of Preferred Stock, without designation as to class or series and may thereafter be reissued as shares of any class or series of Preferred Stock.

E.       Conversion.

         1. Subject to paragraph (D), each holder of shares of Class D Preferred Stock shall have the right, at his or her option at any time, to convert all or a portion of such shares (including fractions of such shares so long as such fractions are in integral multiples of 1/10 of a share), unless previously redeemed, into Common Stock at the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. For purposes of such conversion, each share of Class D Preferred Stock shall be valued at $250.00. However, the right to convert shares of Class D Preferred Stock called for redemption pursuant to paragraph (D) hereof shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Corporation shall default in making of payment of the Common Stock and any cash payable upon redemption under paragraph (D) hereof.

         2. The Conversion Price shall be adjusted from time to time as follows:

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                  a. If the Corporation shall pay or make a dividend or other distribution on Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of this subparagraph (2)(a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common

Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the corporation.

                  b. If the Corporation shall issue additional rights or warrants to all holders of its shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share (determined as provided in subparagraph
(2)(g) of this paragraph (E)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants (other than pursuant to a dividend reinvestment plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price (determined as provided in subparagraph (2)(g) of this paragraph (E)) and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (2)(b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation during the period so held.

                  c. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  d. If the Corporation shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock evidences of its indebtedness, assets or securities of the Corporation or other Persons (but excluding (i) any rights or warrants referred to in subparagraph (2)(b) of this paragraph (E), (ii) any dividend or distribution referred to in subparagraph
(2)(e) of this paragraph (E), (iii) any cash dividend or cash distribution out of current or accumulated funds from operations (as determined by the Board of Directors) and (iv) any dividend or distribution referred to in subparagraph
(2)(a) of this paragraph (E)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (2)(g) of this paragraph (E)) of a share of Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with the transfer agent for the Class D Preferred Stock) of the portion of the evidences of the indebtedness, assets or securities so distributed applicable to a share of Common Stock and the denominator shall be such current market price of a share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. Notwithstanding the foregoing, in the event of a distribution to all holders of shares of Common Stock of rights to subscribe for additional shares of the Corporation's capital stock (other than rights described in subparagraph (2)(b) of this paragraph
(E)), the Corporation may, instead of making the adjustment in the Conversion Price set forth in this subparagraph (2)(d), provide that each holder of shares of Class D Preferred Stock who converts such shares shall be entitled to receive upon such conversion, in addition to the applicable number of shares of Common Stock, the number of such rights such holder would have been entitled to receive had such holder converted such shares immediately prior to the record date applicable to such distribution of rights.

                  e. If the Corporation shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock securities of one of its subsidiaries that is (i) organized to qualify as a real estate investment trust under applicable federal tax laws and regulations and (ii) identified in any informational materials distributed to stockholders as being intended to operate on a leveraged basis, then the Conversion Price shall be adjusted so that the same shall equal the price determined by subtracting from the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution (the "Determination Date") the per share amount of the distribution for tax purposes, as determined by the Board of Directors. The Corporation will publish notice of such distribution to holders of Class D Preferred Stock in a newspaper of general circulation at least ten business days prior to the Determination Date.

                  f. For the purposes of this subparagraph (2), the reclassification of shares of Common Stock into securities including securities other than shares of Common Stock (other than any reclassification upon a consolidation or merger to which subparagraph (6) of this paragraph (E) applies) shall be deemed to involve (i) a distribution of such securities other than shares of Common Stock to all holders of shares of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of subparagraph
(2)(d) of this paragraph (E)), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision became effective" and "the day upon which such subdivision or combination becomes effective," as the case may be, within the meaning of subparagraph
(2)(c) of this paragraph (E)).

                  g. For the purpose of any computation under subparagraphs
(2)(b) and 2(d) of this paragraph (E), the current market price of a share of Common Stock on any day shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the day in question. The closing price for each day shall be the reported last sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asking prices, in either case on the NYSE, or, if the shares of Common Stock are no longer quoted on such exchange, on the principal national securities exchange on which the shares of

Common Stock are then listed or admitted to trading or, if the shares of Common Stock are not quoted on any national securities exchange, the closing sale price of the shares of Common Stock or, in case no reported sale takes place, average of the shares of Common Stock or, in case no reported sale takes place, average of the closing bid and asked prices on the Nasdaq National Market or any comparable system, or if the shares of Common Stock are not quoted on the Nasdaq National Market or any comparable system, the closing sale price, or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any NYSE member firm selected from time to time by the Board of Directors for that purpose.

                  h. Notwithstanding the foregoing, no adjustment in the Conversion Price for the Class D Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (2)(h) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  i. In the event that, as a result of an adjustment made pursuant to paragraph (E), the holder of any shares of Class D Preferred Stock thereafter surrendered for conversion shall become entitled to receive any capital stock other than shares of Common Stock, thereafter the number of shares of such capital stock so received shall be subject to adjustment from time to time in a manner and on terms equivalent as nearly as practicable to the provisions relating to the Class D Preferred Stock contained in subparagraph (2) of this paragraph (E).

         3. Upon the occurrence of a conversion as specified in this paragraph
(E), the holders of Class D Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing shares of Class D Preferred

Stock at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Class D Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Class D Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

         4. Holders of shares of Class D Preferred Stock at the close of business on a Record Date shall be entitled to receive the dividend payable on the shares of Class D Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Record Date and prior to such Dividend Payment Date. However, shares of Class D Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date (except shares of Class D Preferred Stock converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Dividend Payment Date, the Class D Preferred Stock being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such Class D Preferred Stock on such Dividend Payment Date. A holder of shares of Class D Preferred Stock on a Record Date who (or whose transferees) tenders any such shares of Class D Preferred Stock for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such Class D Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Class D Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Class D Preferred Stock or for dividends on the shares of Common Stock issued upon such conversion.

         5. If the Common Stock issuable upon the conversion of the Class D Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for elsewhere in this paragraph (E), or the sale of all or substantially all of the Corporation's properties and assets to any other person), then and in each such event the holder of each share of Class D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Class D Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.


         6. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph
(E)) or a merger or consolidation of the Corporation with or into another corporation (other than a merger or consolidation with or transfer of assets to the Corporation by any subsidiary), or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of Class D Preferred Stock shall thereafter be entitled to receive upon conversion of the Class D Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Class D Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale.

         7. In each case of an adjustment or readjustment of the Conversion Price for the Class D Preferred Stock, the Corporation at its expense will furnish each holder of Class D Preferred Stock with a certificate, prepared by independent public accountants of recognized standing certified by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         8. To exercise its conversion privilege, a holder of shares of Class D Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office in accordance with subparagraph (3) of this paragraph (E), and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Class D Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificated or certificates representing the shares of Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Class D Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Class D Preferred Stock as the case may be, in accordance with the provisions of this subparagraph
(8), cash in the amount of all accrued and unpaid dividends on such shares of Class D Preferred Stock, up to and including the Conversion Date, and cash, as provided in subparagraph (9) of this paragraph (E), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Class D Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         9. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of Class D Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Class D Preferred Stock, the Corporation shall pay to the holder of the shares of Class D Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors at the close of business on the Conversion Date).

         10. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class D Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class D Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

F.       Voting Rights.

         1. The holders of record of shares of Class D Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph (F). The Corporation shall not, without either (a) the affirmative vote of the holders of at least two-thirds of the shares of the Class D Preferred Stock outstanding at the time, given in person or by proxy, at a meeting (such Class D Preferred Stock voting separately as a class) or (b) the unanimous written consent of all of the holders of shares of Class D Preferred Stock, (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock, or reclassify any authorized stock into Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Stock; or
(ii) amend or repeal the provisions of the Charter in respect of the Class D Preferred Stock so as to materially and adversely affect any right, preference, privilege or voting power of the Class D Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in the amount of authorized shares of the Class D Preferred Stock, in each case ranking on a parity with or junior to the Class D Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         2. If and whenever dividends payable on Class D Preferred Stock shall be in arrears for six (6) or more quarterly periods, regardless of whether such quarterly periods are consecutive, then the holders of Class D Preferred Stock (voting separately as a class with such other class or series as provided in subparagraph (6) of this paragraph (F)) shall be entitled at the next annual meeting of the stockholders or at any special meeting to elect two (2) additional directors. Upon election, such directors shall become directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number of directors.

         3. Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Class D Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the holders of Class D Preferred Stock. Such right of the holders of Class D Preferred Stock to elect directors may be exercised until all dividends to which the holders of Class D Preferred Stock shall have been entitled for (i) all previous Dividend Periods and (ii) the current Dividend Period shall have been paid in full or declared and a sum of money sufficient for the payment thereof set aside for payment, at which time the right of the holders of Class D Preferred Stock to elect such number of directors shall cease, the term of such directors previously elected shall, upon the resignation thereof, thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend default or defaults.

         4. At any time when such voting right shall have vested in the holders of Class D Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Class D Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Class D Preferred Stock. Such meeting shall be held on the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) of the shares of Class D Preferred Stock then outstanding may designate in writing a holder of Class D Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Corporation or, if none, at a place designated by such holder. Any holder of Class D Preferred Stock that would be entitled to vote at such meeting shall have access to the stock transfer records of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph (F). Notwithstanding the provisions of this paragraph (F), however, no such special meeting shall be called if any such request is received less than ninety (90) days before the date fixed for the next ensuing annual or special meeting of stockholders.

         5. If a director so elected by the holders of Class D Preferred Stock shall cease to serve as a director before his/her term shall expire, the holders of Class D Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

         6. If, at any time when the holders of Class D Preferred Stock are entitled to elect directors pursuant to the foregoing provisions of this paragraph (F), the holders of any one or more classes or series of Preferred Stock are entitled to elect directors by reason of any default or event specified in the Charter, as in effect at the time, and if the terms for such classes or series of Preferred Stock so provide, then the voting rights of the Class D Preferred Stock and the one or more classes or series of Preferred Stock then entitled to vote shall be combined (with each having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Class D Preferred Stock and of all such classes or series of Preferred Stock then entitled so to vote, voting together as a class, shall elect such directors. If the holders of any such classes or series of Preferred Stock have elected such directors prior to the happening of the default or event providing for the election of directors by the holders of Class D Preferred Stock, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation as elsewhere required in subparagraph (4) of paragraph (F) above, then a new election shall be held with all such classes or series of Preferred Stock and the Class D Preferred Stock voting together as a single class for such directors, resulting in the termination of the term of such previously elected directors upon the election of such new directors. If the holders of any such classes or series of Preferred Stock are entitled to elect in excess of two directors, the Class D Preferred Stock shall not participate in the election of more than two such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the holders of Class D Preferred Stock; provided that if at the expiration of such terms the holders of Class D Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this paragraph (F), then the

Secretary of the Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders referred to in subparagraph
(3) of this paragraph (F)) of holders of Class D Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this paragraph (F)) to be held at or prior to the time of expiration of the expiring terms referred to above.

G. Restrictions on Ownership and Transfer to Preserve Tax Benefit; Conversion and Exchange for Class D Excess Preferred Stock; and Terms of Class D Excess Preferred Stock.

         1. Restriction on Ownership and Transfer.

                  a. Except as provided in subparagraph (8) of this paragraph
(G), no Person shall Beneficially own or Constructively Own Class D Preferred Stock in excess of the Ownership Limit;

                  b. Except as provided in subparagraph (8) of this paragraph
(G), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Beneficially Owning Class D Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class D Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Class D Preferred Stock;

                  c. Except as provided in subparagraph (8) of this paragraph
(G), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Constructively Owning Class D Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class D Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership

Limit; and the intended transferee shall acquire no rights in such Class D Preferred Stock; and

                  d. Notwithstanding any other provisions contained in this paragraph (G), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of the Class D Preferred Stock or other event which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the

Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial owner shall acquire or retain no rights in such Class D Preferred Stock.

         2. Conversion Into and Exchange For Class D Excess Preferred Stock. If, notwithstanding the other provisions contained in this paragraph (G), at any time after the date of the Initial Issue Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation or other event such that one or more of the restrictions on ownership and transfers described in subparagraph (1) of this paragraph (G), above, has been violated, then the Class D Preferred Stock being Transferred (or in the case of an event other than a Transfer, the Class D Preferred Stock owned or Constructively Owned or Beneficially Owned or, if the next sentence applies, the Class D Preferred Stock identified in the next sentence) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Class D Excess Preferred Stock. If at any time of such purported Transfer any of the shares of the Class D Preferred Stock are then owned by a depositary to permit the trading of beneficial interests in fractional shares of Class D Preferred Stock, then shares of Class D Preferred Stock that shall be converted to Class D Excess Preferred Stock shall be first taken from any Class D Preferred Stock that is not in such depositary that is Beneficially Owned or Constructively Owned by the Person whose Beneficial Ownership or Constructive Ownership would otherwise violate the restrictions of subparagraph (1) of this paragraph (G) prior to converting any shares in such depositary. Any conversion pursuant to this subparagraph shall be effective as of the close of business on the business day prior to the date of such Transfer or other event.

         3. Remedies For Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (1) of this paragraph (G) or that a Person intends to acquire, has attempted to acquire or may acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph (1) of this paragraph (G), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing the Corporation to purchase such shares upon the terms and conditions specified by the Board of Directors in its sole discretion, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of subparagraph (1) of this paragraph (G) shall automatically result in the conversion described in subparagraph (ii), irrespective of any action (or non-action) by the Board of Directors.


         4. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Class D Preferred Stock or other securities in violation of subparagraph (1) of this paragraph (G), or any Person who owns or will own Class D Excess Preferred Stock as a result of an event under subparagraph (2) of this paragraph (G), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT.

         5. Owners Required To Provide Information. From and after the Initial Issue Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Class D Preferred Stock and each Person (including the stockholder of record) who is holding Class D Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         6. Remedies Not Limited. Nothing contained in this paragraph (G) (but subject to subparagraph (12) of this paragraph (G)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

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         7. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this paragraph (G), including any definition contained in paragraph (A), the Board of Directors shall have the power to determine the application of the provisions of this paragraph (G) with respect to any situation based on the facts known to it (subject, however, to the provisions of paragraph (12) of this paragraph (G)).

         8. Exceptions.

                  a. Subject to subparagraph (1)(d) of this paragraph (G), the Board of Directors, in its sole and absolute discretion, with the advice of the Corporation's tax counsel, may exempt a Person from the limitation on a Person Beneficially owning Class D Preferred Stock in excess of the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Class D Preferred Stock will violate the Ownership Limit and such Person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this paragraph (G)) or attempted violation will result in such Class D Preferred Stock being exchanged for Class D Excess Preferred Stock in accordance with subparagraph (2) of this paragraph (G).

                  b. Subject to subparagraph (1)(d) of this paragraph (G), the Board of Directors, in its sole and absolute discretion, with advice of the Corporation's tax counsel, may exempt a Person from the limitation on a Person

Constructively Owning Class D Preferred Stock in excess of the Ownership Limit if such Person does not and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of the Corporation and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation will result in such Class D Preferred Stock in excess of the Ownership Limit being exchanged for Class D Excess Preferred Stock in accordance with subparagraph (2) of this paragraph (G).

                  c. Prior to granting any exception pursuant to subparagraph
(8)(a) or (8)(b) of this paragraph (G), the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT; provided, however, that obtaining

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

a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception hereunder.

         9. Legend. Each certificate for Class D Preferred Stock shall bear substantially the following legend:

         "The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation (the "Charter"), a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office.

         "The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Charter of the Corporation, no Person may Beneficially Own or Constructively Own shares of Class D Preferred Stock in excess of 9.8% of the outstanding Class D Preferred Stock and any Class D Excess Preferred Stock of the Corporation. Any Person who attempts to Beneficially own or Constructively Own shares of Class D Preferred Stock in excess of the above limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent to any stockholder on request and without charge. Transfers in violation of the restrictions described above shall be void ab initio. If the restrictions on ownership and transfer are violated, the securities represented hereby will be designated and treated as shares of Class D Excess Preferred Stock which will be held in trust by the Corporation. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

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

         10. Severability. If any provision of this paragraph (G) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11. Class D Excess Preferred Stock.

                  a. Ownership In Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that results in the issuance of Class D Excess Preferred Stock pursuant to subparagraph (2) of this paragraph (G), such Class D Excess Preferred Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Class D Excess Preferred Stock may later be transferred pursuant to subparagraph (11)(e) of this paragraph (G). Class D Excess Preferred Stock so held in trust shall be issued and outstanding shares of stock of the Corporation. The Purported Record Transferee shall have no rights in such Class D Excess Preferred Stock except the right to designate a transferee of such Class D Excess Preferred Stock upon the terms specified in subparagraph (11)(e) of this paragraph (G). The Purported Beneficial Transferee shall have no rights in such Class D Excess Preferred Stock except as provided in subparagraph (11)(e) of this paragraph (G).

                  b. Dividend Rights. Class D Excess Preferred Stock shall not be entitled to any dividends or other distribution (except as provided in subparagraph (11)(d) of this paragraph (G). Any dividend or distribution paid prior to the discovery by the Corporation that shares of Class D Preferred Stock have been converted into Class D Excess Preferred Stock shall be repaid to the Corporation upon demand.

                  c. Conversion Rights. Holders of shares of Class D Excess Preferred Stock shall not be entitled to convert any shares of Class D Excess Preferred Stock into shares of Common Stock. Any conversion made prior to the discovery by the Corporation that shares of Class D Preferred Stock have been converted into Class D Excess Preferred Stock shall be void ab initio and the Purported Record Transferee shall return the shares of Class D Preferred Stock so converted to the Corporation upon demand.


                  d. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Class D Excess Preferred Stock shall be

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

entitled to receive, ratably with each other holder of shares of Preferred Equity Stock, that portion of the assets of the Corporation available for distribution to the holders of shares of Preferred Stock as the number shares of Class D Excess Preferred Stock held by such holder bears to the total number of shares of Preferred Equity Stock then outstanding. The Corporation, as holder of the Class D Excess Preferred Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with subparagraph (11)(e) of this paragraph (G), any such assets received in respect of the Class D Excess Preferred Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

                  e. Restrictions On Transfer; Designation of Beneficiary.

                           (1) Shares of Class D Excess Preferred Stock shall
not be transferable. Subject to the last sentence of this clause (1), the Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Class D Excess Preferred Stock held by the Trust attributable to a purported Transfer that resulted in the issuance of Class D Excess Preferred Stock), if (i) the Class D Excess Preferred stock held in the Trust would not be Class D Excess Preferred Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price from such Beneficiary that reflects a price per share for such Class D Excess Preferred Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Class D Preferred Stock in the purported Transfer that resulted in the issuance of Class D Excess Preferred Stock, or (y) if the Transfer or other event that resulted in the issuance of Class D Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class D Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class D Excess Preferred Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Class D Excess Preferred Stock in the Trust shall be automatically exchanged for an equal number of shares of Class D Preferred Stock and such Class D Preferred Stock shall be transferred of record to the transferee of the interest in the Trust if such Class D Preferred Stock would not be Class D Excess Preferred Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph (11)(g) of this paragraph (G).

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

                           (2) Notwithstanding the foregoing, if a Purported
Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph
(11)(e)(1) of this paragraph (G), such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

                  f. Voting and Notice Rights. The holders of shares of Class D Excess Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings.

                  g. Purchase Rights in Class D Excess Preferred Stock. Notwithstanding the provisions of subparagraph (11)(e) of this paragraph (G), shares of Class D Excess Preferred Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that required the issuance of such Class D Excess Preferred Stock (or, if the Transfer or other event that resulted in the issuance of Class D Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class D Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class D Excess Preferred Stock) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer or other event which resulted in the issuance of such shares of Class D Excess Preferred Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in the issuance of shares of Class D Excess Preferred Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph (4) of this paragraph (G). The Corporation may appoint a special trustee of the Trust for the purpose of consummating the purchase of Class D Excess Preferred Stock by the Corporation. In the event that the Corporation's actions cause a reduction in the number of shares of Class D Preferred Stock outstanding and such reduction results in the issuance of Class D Excess Preferred Stock, the Corporation is required to exercise its option to repurchase such shares of Class D Excess Preferred Stock if the Beneficial Owner notifies the Corporation that it is unable to sell its rights to such Class D Excess Preferred Stock.

         12. Settlement. Nothing in this paragraph (G) shall preclude the settlement of any transaction entered into through facilities of the NYSE.

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

H.       Exclusion of Other Rights.

         Except as may otherwise be required by law, the shares of Class D Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of conversion or redemption other than those specifically set forth in the Charter. The shares of Class D Preferred

Stock and Class D Excess Preferred Stock shall have no preemptive or subscription rights.

I.       Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

J.       Severability of Provisions.

         If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of conversion or redemption of the Class D Preferred Stock set forth in the Charter is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of conversion or redemption of Class D Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of conversion or redemption of Class D Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

K.       Registration as Depositary Shares.

         Shares of Class D Preferred Stock shall be registered in the form of Depositary Shares representing a one-tenth fractional interest in a share of Class D Preferred Stock on such terms and conditions as may be provided for in any agreement binding upon the Corporation (whether directly or through merger with any other corporation).

                  SECOND: The Shares and the Class D Excess Shares have been reclassified by the Board of Directors under a power contained in the Charter.

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

                  THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

                  FOURTH: The undersigned President of the corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                           IN WITNESS WHEREOF, the Corporation has caused these
Articles Supplementary to be signed in its name and on its behalf by its

President and attested to by its Secretary on this ____ day of __________________, 1998.

ATTEST:                                     KIMCO REALTY CORPORATION

-------------------------                   ----------------------------
Robert P. Schulman                          Michael J. Flynn
Secretary                                   President

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